Exhibit 10.13

DC/D/PBE/CAP/C08.010	Amended and Restated
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS
DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED
MATERIAL HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
LAUNCH SERVICES AGREEMENT
FOR THE LAUNCHING INTO
GEOSTATIONARY TRANSFER ORBIT
OF A VIASAT SATELLITE
BY AN ARIANE 5 LAUNCH VEHICLE

ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

LAUNCH SERVICES AGREEMENT
This Launch Services Agreement is entered into
BY AND BETWEEN
VIASAT Inc., hereinafter referred to as “CUSTOMER”, a company duly organized and validly existing under the laws of the State of Delaware, with principal offices located at 6155 El Camino Real, Carlsbad, California 92009-1045, USA
On the one hand
AND
ARIANESPACE, a company organized under the laws of France with principal offices located at Boulevard de l’Europe, B.P. 177 — 91006 EVRY Cedex, France, hereinafter referred to as “ARIANESPACE”,
On the other hand
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

CONTENTS
PART I

TERMS AND CONDITIONS
Pages
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

PART II
ANNEXES

ANNEX 1 STATEMENT OF WORK

Part 1 LAUNCH SPECIFICATIONS

Part 2 ARIANESPACE TECHNICAL COMMITMENTS

Part 3 CUSTOMER’S TECHNICAL COMMITMENTS

Part 4 DOCUMENTATION AND REVIEWS

Part 5 GENERAL RANGE SUPPORT (GRS) AND OPTIONAL SERVICES

ANNEX 2 MODEL OF IRREVOCABLE STANDBY LETTER OF CREDIT

ANNEX 3 LAUNCH CERTIFICATE

ANNEX 4 ESA — ARIANESPACE CONVENTION (EXTRACT)

ANNEX 5 GUARANTY AGREEMENT
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated
PART I
TERMS AND CONDITIONS
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

RECITALS

WHEREAS	CUSTOMER has approached ARIANESPACE with a view to launching a ViaSat Satellite through an Optional Launch using an ARIANE Launch Vehicle, and

WHEREAS	ARIANESPACE has proposed to CUSTOMER either a Dedicated Launch or a Double Launch, and

WHEREAS	CUSTOMER has selected a Double Launch, being aware of the particular constraints involved in such a Launch, and

WHEREAS	CUSTOMER and ARIANESPACE, aware of the constraints and risks involved in any Launch operation and of the complex nature of the technologies involved, have reached an agreement in accordance with the terms and conditions set forth herein,
NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

     ARTICLE 1 — DEFINITIONS
In this Agreement capitalized terms shall have the meanings set forth in this Article :
Affiliate means any other entity that, directly or indirectly, Controls, is Controlled by or under common Control of CUSTOMER.
Agreement means this Agreement as defined in ARTICLE 3 hereof.
Associated Services means those supplementary launch services specified in Sub-paragraphs 4.1.2 and 4.1.3 hereof.
Associates means any individual or legal entity, whether organized under public or private law, who or which shall act, directly or indirectly, on behalf of or at the direction of either Party to this Agreement or on behalf of the Third Party Customer(s) of ARIANESPACE, to fulfill the obligation undertaken by such Party pursuant to this Agreement or by the Third Party Customer(s) of ARIANESPACE including without limitation, any employee, officer, agent of either Party, and of the Third Party Customer(s) of ARIANESPACE, and their respective contractors, subcontractors and suppliers at any tier.
For the purpose of the definition of Third Party and ARTICLE 14 :
a)	any individual or legal entity governed by private or public law that has directed ARIANESPACE to proceed with the Launch or has any interest in the Launch, including without limitation, a legal interest in the Launch Vehicle shall be deemed to be an Associate of ARIANESPACE

b)	any individual or legal entity governed by private or public law that has directed CUSTOMER to proceed with the Launch, or has any interest in the Satellite to be launched, including without limitation, insurers, any person or entity to whom CUSTOMER has sold or leased , directly or indirectly, or otherwise agreed to provide any portion of the Satellite or Satellite service shall be deemed to be an Associate of CUSTOMER;

c)	any individual or legal entity governed by private or public law, that has directed the Third Party Customer(s) of ARIANESPACE to proceed with the launch, or has any interest in the satellite of the Third Party Customer(s) to be launched, including without limitation, insurers, any person or entity to whom the Third Party Customer(s) has sold or leased , directly or indirectly, or otherwise agreed to provide any portion of the satellite or satellite service shall be deemed to be an Associate of Third Party Customer(s) of ARIANESPACE.
Auxiliary Payload(s) means (a) micro (mass<[*** ] kg) or mini (mass<[***] kg) satellite(s) belonging to (a) Third Party(ies) Customer(s) of ARIANESPACE, that is compatible with the Launch Vehicle used for the Launching of the Satellite, the Launch Mission and the Satellite Mission, which will be integrated on the Launch Vehicle subject to CUSTOMER prior written approval, which may be given or withheld in CUSTOMER’s sole discretion. This term shall also apply in the event that the Auxiliary Payload is not ready for the Launch and is replaced by a Dummy Payload, as necessary. For the avoidance of doubt, in connection with the Launch Mission, an Auxiliary Payload shall not be considered to be a main satellite.
Backup Launch means the Optional Launch as converted by the CUSTOMER in accordance with the terms of Paragraph 4, and ARTICLE 8 herein, in order to launch the ViaSat-1 satellite on an expedited basis.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

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Base Rate means the Chase Manhattan Bank (N.Y.) prime rate plus [***] for any amount expressed in U.S. dollars, or the three (3) month EURIBOR plus [***] for any amount expressed in Euros.
Commercial Insurance Market means the providers of insurance or reinsurance for first party space-related risks on a regular basis that are not affiliated with or controlled directly or indirectly by CUSTOMER.
Conversion Date means the date of receipt by ARIANESPACE of CUSTOMER’s notification of its decision to convert the Optional Launch into either a Firm Launch or a Backup Launch.
Control and its derivatives mean, with respect to an entity, (i) the legal, beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the capital stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights, or (ii) the power to direct, directly or indirectly, the management policies of such entity, whether through the ownership of voting stock, by contract, or otherwise.
Dedicated Launch means a Launch the only payload of which is CUSTOMER’s Satellite.
Deviation means non-compliance with the specifications included in the D.C.I. (Document de Contrôle des Interfaces / Interface Control Document, including its reference documents, applicable documents and annexes) with respect to :
a)	the performance of the various systems of the Launch Vehicle; and/or the environmental conditions to which the Satellite was subjected during the period from the instant when the Launch occurred until the instant when the activation of either the propulsion and/or orientation systems of the Satellite should have occurred; and/or

b)	the behaviour of the satellite of a Third Party Customer(s) of ARIANESPACE from the instant when the Launch occurred until the earlier of the following :
—	the instant when the propulsion and/or orientation systems of the satellite of the Third Party Customer(s) of ARIANESPACE are activated, or

—	the instant when the activation of either the propulsion and/or orientation systems of the Satellite should have occurred.
Double Launch means a Launch with two satellites (other than the Auxiliary Payload) including the Satellite supplied by CUSTOMER.
Dummy Payload means a substitute mass which is compatible with the Launch Vehicle, the Launch Mission and the Satellite Mission, which ARIANESPACE shall procure and supply for integration on the Launch Vehicle in lieu of an Auxiliary Payload, in the event that an Auxiliary Payload is unavailable for the Launch, or is likely to endanger the Launch Vehicle Mission, the Satellite Mission or the mission of the Third Party Customer of ARIANESPACE.
Events of Force Majeure means events such as but not limited to explosions, fires, earthquakes, floods, bad weather and other Acts of God, wars, whether or not declared, social uprisings, governmental or administrative measures, and all other events beyond the reasonable control of a Party or its Associates that impede the execution of the obligations of such Party or its Associates and, including, but without limitation, the accomplishment of the Launch within the Launch Period, Slot, Day, Window or at Launch Time, provided such difficulties may not be

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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overcome using efforts (including work-around plans, alternate sources or other means) which may reasonably be expected of the affected Party its affected Associates under the circumstances. For an event to qualify as Force Majeure hereunder: (1) the event must be without fault or negligence of a Party or its subcontractors hereunder; and (2) the Party claiming Force Majeure must provide the other Party with written notice thereof as soon as possible but in no event later than within ten (10) Business Days after such event shall have occurred. Notwithstanding anything to the foregoing, any failure by a subcontractor to meet its obligations to a Party; labor shortages; defective tooling; transportation difficulties; equipment failure or breakdowns; lockouts; and/or inability to obtain raw materials shall not constitute an Event of Force Majeure (except where such circumstance is itself caused by an Event of Force Majeure), and shall not relieve a Party from meeting any of its obligations under this Contract. The Party claiming Force Majeure shall use best efforts to minimize the effect of any Force Majeure event.
Firm Launch means the Optional Launch as converted by the CUSTOMER in accordance with Paragraph 4.4 and ARTICLE 8 herein, in order to launch a CUSTOMER Satellite.
Guarantee Amount means [***] of the Launch Services Price established in accordance with Sub-paragraph 8.1.1 of ARTICLE 8 to this Agreement, converted in Euros at the Euro exchange rate prevailing at the Effective Date of the Agreement.
L means, except otherwise stipulated, the first day of the most recently agreed Launch Period, Launch Slot or Launch Day, as appropriate, of any particular Launch under this Agreement.
Launch or Launching means the order of ignition of solid propellant booster(s) if such event follows the intentional ignition of the Vulcain engine of the Launch Vehicle that has been integrated with the Satellite supplied by CUSTOMER and with another main satellite supplied by (a) Third Party Customer of ARIANESPACE, and if applicable, with (an) Auxiliary Payload(s) supplied by (a) Third Party Customer(s) of ARIANESPACE.
Launch Abort means the launch operations of the Launch Vehicle that has been integrated with the Satellite supplied by CUSTOMER and with another main satellite supplied by a Third Party Customer of ARIANESPACE, and if applicable with (an) Auxiliary Payload(s) supplied by (a) Third Party Customer(s) of ARIANESPACE, with subsequent ignition of the Vulcain engine without the Launch occurring.
Launch Base means the ARIANE launch base in Kourou, French Guiana, including all its facilities and equipment.
Launch Day or Day means a calendar day (established for the Launch pursuant to this Agreement) within the Launch Slot during which the Launch Window is open.
Launch Failure means :
a)	a total loss or destruction of the Satellite during the period extending from the instant when the Launch occurred and the instant when the Satellite is separated from the Launch Vehicle, or if such Satellite cannot be separated from the Launch Vehicle; or

b)	the occurrence due to a Deviation of a reduction, expressed as a percentage, of more than the Launch Failure Factor (“LFF”), as defined below, of the operational capability of the

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Satellite for CUSTOMER’s intended communication purposes, using reasonable business judgment.
LFF shall be defined as the percentage specified in the insurance policy procured by CUSTOMER on the Commercial Insurance Market to define a constructive total loss providing for the payment of the full amount of insurance with application of the determination mode of the degradation factor as provided for in the second section of the definition of the term “Loss Quantum”.
If Customer does not procure any insurance policy on the Commercial Insurance Market, the constructive total loss percentage shall be [***] PERCENT ([***]%).
Launch Mission or Launch Vehicle Mission means the mission assigned to the ARIANE Launch Vehicle as defined in Part 1 of Annex 1 to this Agreement.
Launch Opportunity means the availability of an adequate time period, during which ARIANESPACE, in its reasonable judgment, may provide the Launch Service to CUSTOMER on a Launch Vehicle on which the other allocated satellite(s) have a launch mission and a satellite mission compatible with that of CUSTOMER’s Satellite in accordance with Part 1 of Annex 1 to this Agreement. Such availability is linked to the time required to complete the mission analysis studies and to select the Launch Vehicle/Satellite configuration
Launch Period or Period means a period of THREE (3) consecutive calendar months, except for the initial Launch Period identified in Sub-paragraph 6.1.1 of Article 6 herein.
Launch Services Price means the price for a Launch Service, as stated in Sub-paragraph 8.1.1 a) or b) of ARTICLE 8 herein as applicable and as may be adjusted in accordance with the terms herein, which may be increased by the Launch Risk Guarantee fee provided in Sub-paragraph 8.1.2 of ARTICLE 8 if the Refund or Reflight Option is exercised.
Launch Rank means the chronological position of the Satellite in the order of all satellite(s) to be launched by ARIANESPACE, based on the Launch Period or Launch Slot allocated to the CUSTOMER’ Satellite provided for herein (as the same may from time to time be postponed pursuant to this Agreement) and by reference to the Launch Period or Launch Slot allocated to other customers of ARIANESPACE (as the same may from time to time be postponed pursuant to the agreements between ARIANESPACE and its other customers).
Launch Risk Guarantee (LRG) means the guarantee available to CUSTOMER under Paragraph 4.3 of ARTICLE 4 of this Agreement if CUSTOMER exercises the Refund or Reflight Option.
Launch Services means the services to be provided by ARIANESPACE as specified in (i) Part 2 and Sub-paragraph 1.1 of Part 4 of Annex 1 to this Agreement and (ii) Paragraph 4.3 hereof if the Reflight Option or the Refund Option is exercised.
Launch Slot or Slot means a period of ONE (1) calendar month within a Launch Period with daily Launch Window possibilities.
Launch Time means the instant, within the Launch Window, that the ignition of the first stage engine(s) is scheduled to take place, as defined in hours, minutes and seconds (GMT Universal Time). The initial Launch Time shall commence immediately upon the opening of the Launch Window.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

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Launch Vehicle means the vehicle belonging to the ARIANE 5 family chosen by ARIANESPACE to perform the Launch, subject to the requirements of Article 9 of this Agreement.
Launch Window means a time period as defined in Sub-paragraph 2.3 of Part 1 of Annex 1 to this Agreement.
Loss Quantum means the degradation factor of the Satellite resulting from the application of determination mode as mutually agreed in good faith by the Parties on or prior to L minus (-) [***] months based on a CUSTOMER’s written proposal;
provided, that, if CUSTOMER has taken out, either in insurance or in reinsurance, on the Commercial Insurance Market for at least [***] PER CENT ([***]%) of the amount insured, one or more policy(ies) of launch insurance, the determination mode of the loss quantum provided for in the insurance policy with the higher cover, as delivered by CUSTOMER to ARIANESPACE on or prior to L (-) minus [***] months, shall apply. If a different determination mode is further agreed with the Commercial Insurance Market, for that policy with higher cover, this new determination mode shall consequently apply; it being understood that CUSTOMER shall promptly inform ARIANESPACE, and in any event before the Launch has occurred of any change.
Optional Launch means the Services ordered by CUSTOMER from ARIANESPACE as from the Effective Date of this Agreement which may be converted by CUSTOMER, into either a Firm Launch or a Backup Launch in accordance with the terms herein.
Partial Failure means the occurrence due to a Deviation of a reduction of more than a percentage defined as Partial Failure Factor (“PFF”), as defined below, but not more than LFF of the operational capability of the Satellite for CUSTOMER’s intended communication purposes, using reasonable business judgment.
Where PFF is [***] PERCENT ([***]%), unless CUSTOMER procures on the Commercial Insurance Market a policy of launch insurance with consequent application of the determination mode of the degradation factor as provided for in the definition of the term “Loss Quantum”, in which case PFF shall mean the percentage specified in that insurance policy to define a partial loss. Said reduction of the operational capability shall be determined by using the Loss Quantum.
Party or Parties means CUSTOMER or ARIANESPACE or both according to the context in which the term is used.
Postlaunch Services means (i) the reports and range services as specified in Parts 2, 4 and 5 of Annex 1 to this Agreement that are to be provided to CUSTOMER by ARIANESPACE after the Launch, and (ii) the services provided for in Paragraph 4.3 hereof if the Reflight or Refund Option is exercised.
Reflight means a Replacement Launch under Paragraph 4.3.1.1 of ARTICLE 4 of this Agreement.
Reflight Option means the option available to CUSTOMER for (i) a Reflight if the Launch Mission results in a Launch Failure, or (ii) a payment if the Launch Mission results in a Partial Failure, as determined under Sub-paragraph 4.3.1.1 of ARTICLE 4 to this Agreement subject to the conditions specified therein.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

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Refund Option means the option provided to CUSTOMER to receive a payment from ARIANESPACE subject to the conditions specified in Sub-paragraph 4.3.1.2 of ARTICLE 4 herein.
Replacement Launch means a Launch subject to ARTICLE 13 hereof, subsequent to a previous Launch that, for any reason whatsoever, has not accomplished the Launch Vehicle Mission or the Satellite Mission.
Satellite (referred to as Spacecraft in Annex 1 to this Agreement) means the spacecraft supplied by CUSTOMER (following conversion of the Optional Launch as a Firm Launch or as a Backup Launch), that is compatible with the Launch Vehicle and the Launch Vehicle Mission, and that meets the specifications set forth in Part 1 of Annex 1 to this Agreement. For the avoidance of doubt, the CUSTOMER’s Satellite shall be considered as a main satellite and shall not be considered to be an Auxiliary Payload(s), for the purposes of this Agreement.
Satellite Mission means the mission assigned to the Satellite by CUSTOMER after separation from the Launch Vehicle.
Services means any and all services to be provided by ARIANESPACE under this Agreement.
Third Party means any individual or legal entity other than the Parties, Third Party Customer(s) of ARIANESPACE and the Associates of each of the foregoing.
Third Party Customer(s) of ARIANESPACE means other customer(s) of ARIANESPACE that use(s) ARIANESPACE’s launch services for the same Launch as CUSTOMER for the launch of a satellite and Auxiliary Payload(s), if applicable.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

DC/D/PBE/CAP/C08.010	Amended and Restated

     ARTICLE 2 — SUBJECT OF THE AGREEMENT
The subject of this Agreement is the Launch of the Satellite upon conversion by CUSTOMER of the Optional Launch as a Firm Launch or as a Backup Launch, with such Satellite to be supplied by CUSTOMER at the Launch Base for the purpose of accomplishing the Launch Mission(s) in accordance with the terms and conditions of this Agreement.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

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     ARTICLE 3 — CONTRACTUAL DOCUMENTS
3.1	This Agreement consists of the following documents, which are contractually binding between the Parties:
1)	Terms and Conditions

2)	Launch Specifications (Part 1 of Annex 1)

3)	ARIANESPACE Technical Commitments (Part 2 of Annex 1)

4)	CUSTOMER’s Technical Commitments (Part 3 of Annex 1)

5)	Documentation and reviews (Part 4 of Annex 1)

6)	General Range Support (GRS) and Optional Services (Part 5 of Annex 1)

7)	ESA-ARIANESPACE Convention (Extract) (Annex 2)
3.2	All of the Agreement documents shall be read so as to be consistent to the extent practicable. In the event of any inconsistency between the terms and conditions and the Annexes, the Terms and Conditions shall prevail over the Annexes. There is no order of precedence among the documents 2 through 7 above inclusive.
VIASAT and ARIANESPACE Proprietary — Commercial in Confidence

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     ARTICLE 4 — ARIANESPACE’S SERVICES
4.1	ARIANESPACE shall perform the Services under this Agreement including:
4.1.1	Launch Services.
(i)	4.1.1.1 In consideration for providing the Deposit, as later defined, from EDC up to the earlier of the completion of the [***] or the Conversion Date, ARIANESPACE shall provide the services to integrate the ViaSat-1 satellite as set forth in Part 1, Part 2 and Part 4 of Annex 1 to this Agreement.

It is acknowledged by the Parties that upon completion of [***], ARIANESPACE shall not be obligated to continue such integration activities unless CUSTOMER converts the Optional Launch as a Backup Launch or a Firm Launch.

(ii)	4.1.1.2 Following conversion by CUSTOMER of the Optional Launch as a Firm Launch or as a Backup Launch, ARIANESPACE shall perform the services set forth in this Agreement and Annex 1 to this Agreement.
4.1.2	Services ordered by CUSTOMER as set forth in this Agreement, and as defined in Paragraph 1 (“General Range Support”) and Paragraph 2 (“Options Ordered by the CUSTOMER”) of Part 5 of Annex 1 to this Agreement, in accordance with the conditions as specified therein.
4.1.3	Subject to any additional orders of CUSTOMER, one or more of the services as set forth in (i) Paragraph 3 (“Additional Options Available to the CUSTOMER”) of Part 5 of Annex 1 to this Agreement, (ii) the Ariane 5 User’s Manual (M.U.A.), Issue 5, Revision 0, dated July 2008 (except for the shock spectrum which shall be as defined in Paragraph 4 of Part 1 of Annex 1 to this Agreement), in accordance with the then applicable conditions and any other services ordered by CUSTOMER and accepted by ARIANESPACE.
4.2	Launch Services, except for Postlaunch Services, shall be deemed to be completed by ARIANESPACE when the Launch has taken place. In the event that, for any reason whatsoever, a Launch Abort occurs, ARIANESPACE shall postpone the Launch in accordance with the conditions set forth in ARTICLE 11 of this Agreement.

4.3	Launch Risk Guarantee
4.3.1	CUSTOMER shall have the right to exercise the Launch Risk Guarantee by electing either the Refund Option or the Reflight Option by written request received by ARIANESPACE no later than [***] months following the Conversion Date.
4.3.1.1	In the event CUSTOMER has elected the Reflight Option and the Launch Mission results in a:

4.3.1.1.1 Launch Failure, ARIANESPACE shall perform a Reflight, in accordance with the provisions of this Agreement, provided that no further payment by CUSTOMER to ARIANESPACE shall be due for the

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provision of (i) Launch Services for the Launch of a replacement Satellite on condition that the maximum mass of such Satellite is substantially similar to or less than the mass of the initial Satellite and (ii) such Associated Services as are retained by CUSTOMER as of the date of execution of this Agreement, except as provided for in Paragraph 8.2 of Article 8 of this Agreement, in case of postponement.

4.3.1.1.2 Partial Failure, ARIANESPACE shall pay to CUSTOMER an amount as obtained by multiplying the Guarantee Amount by the Loss Quantum if the Launch Mission has resulted in a Partial Failure. The resulting amount will be subject to a deductible equal to PFF of the Guarantee Amount provided for the launching, in accordance with the following formula :

(Guarantee Amount x Loss Quantum) minus deductible.

Notwithstanding the foregoing, if the insurance policy taken out by CUSTOMER (i) provides for a deductible higher or lower than PFF, such deductible as provided for in the said insurance policy shall apply, or (ii) does not provide for a deductible, no deductible shall apply.

4.3.1.2	In the event CUSTOMER has elected the Refund Option and the Launch Mission results in a:

4.3.1.2.1 Launch Failure, ARIANESPACE shall pay to CUSTOMER an amount equal to the Launch Services Price amount, or

4.3.1.2.2 Partial Failure, ARIANESPACE shall pay to CUSTOMER an amount as determined pursuant to Sub-paragraph 4.3.1.1.2 above where Guarantee Amount reads Launch Services Price.
4.3.2	Any amount due by ARIANESPACE to CUSTOMER under Sub-paragraphs 4.3.1.1 or 4.3.1.2 above shall be paid as soon as practicable, but in any event within (a) a SIXTY (60) day period following the date when the Parties have agreed on the occurrence of the Launch Failure or the Partial Failure and the corresponding Loss Quantum, provided CUSTOMER has paid all amounts due and payable by it under this Agreement. ARIANESPACE shall pay the CUSTOMER interest on any late or delayed payment of the foregoing sum at the Base Rate from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days

4.3.3	The implementation of Sub-paragraphs 4.3.1.1 or 4.3.1.2 above shall not imply any transfer of title to the Satellite to ARIANESPACE. In case of Launch Failure or Partial Failure, the rights of ARIANESPACE shall be the same of those of any entity(ies) who could cover risks related to the launch of the Satellite. Specially and not limitatively, in circumstances where salvage can be performed, ARIANESPACE will be entitled to a share in any salvage value remaining in any portion of the Satellite for which a Reflight has been performed or a cash payment has been due and paid by ARIANESPACE to CUSTOMER, and the Parties will negotiate the disposition of the Satellite if, in connection with a Launch Failure, transfer of title has been requested.

4.3.4	In the event that, after application of Sub-paragraphs 4.3.1.1 or 4.3.1.2 above due to a Launch Failure, the Satellite is placed into commercial operation and/or is sold, leased or otherwise transferred, ARIANESPACE shall be entitled to a share of any resulting revenues and/or payments, as shall be negotiated and agreed upon
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promptly, taking into account the specific details and circumstances of such commercial operation, but in no case shall any shared amount exceed the Guarantee Amount in the event of exercise of the Reflight Option or Launch Services Price in the event of exercise of the Refund Option, as applicable.

4.3.5	There shall not be any cover for Launch Failure or Partial Failure and consequently the provisions of Sub-paragraphs 4.3.1.1 or 4.3.1.2 above shall not apply, in any of the following cases :
4.3.5.1	If CUSTOMER does not notify in writing ARIANESPACE of any event that would entitle CUSTOMER to any right under Sub-paragraph 4.3.2 above before the first to occur of any of the THREE (3) following events;
(i)	the day the Satellite is put into commercial operation,

(ii)	the SIXTIETH (60th) day following the date of station acquisition of the Satellite,

(iii)	the NINETIETH (90th) day at zero hour following the date of the Launch.
Notwithstanding the foregoing, an extension of the periods might be obtained upon request from CUSTOMER, and ARIANESPACE agrees to reasonably assist and support CUSTOMER with such proceedings, if both of the following conditions occur :
(a)	the launching does not conform to the specifications of the D.C.I. and the Satellite reached its final positioning such that it cannot be determined that a Launch Failure or Partial Failure has occurred and;

(b)	CUSTOMER’s request for extension is received before the first of the THREE (3) events specified above.
In no event shall such extension extend beyond the ONE HUNDRED AND EIGHTIETH (180th) day following the date of the Launch.

and/or

4.3.5.2	if the Launch Failure or the Partial Failure is caused by, or results from one or more of the following events
A	War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by (a) any government or sovereign power (de jure or de facto), or (b) any authority maintaining or using a military, naval or air force, or (c) a military, naval or air force, or (d) any agent of any such government, power, authority or force;

B	any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

C	insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government authority in hindering, combating or defending against such an occurrence whether there be a declaration of war or not;

D	confiscation by order of any government or governmental authority or agent (whether secret or otherwise), or public authority;
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E	nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

F	willful or intentional acts of CUSTOMER designed to cause loss or failure of the Satellite;

G	electromagnetic or radio frequency interference, except for (i) physical damage to the Satellite resulting from such interference, or (ii) interference naturally occurring in the space environment.

H	any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional.

I	any unlawful seizure or wrongful exercise of control of the Satellite made by any person or persons acting for political or terrorist purposes whether the loss or damage resulting therefrom is accidental or intentional.
4.4	Optional Launch Conversion
4.4.1	Option Conversion: Subject to the terms of ARTICLE 6, CUSTOMER shall have the possibility to convert the Optional Launch, either as a Backup Launch or as a Firm Launch, at any time by written notice to ARIANESPACE for a Launch with an initial Launch Period scheduled in accordance with the terms of Paragraph 6.1 of ARTICLE 6.

4.4.2	The Optional Launch may be assigned by CUSTOMER to Affiliates of CUSTOMER, in accordance with Paragraph 20.5 of this Agreement.

4.4.3	For purpose of clarity it is hereby agreed that any termination by CUSTOMER of the Optional Launch after its Conversion Date, shall be subject to the terms of Paragraph 18.2 to this Agreement.

In case of non conversion of the Optional Launch either as a Backup Launch or as a Firm Launch on or prior to a date consistent with a Launch to take place in an initial Launch period scheduled in accordance with the terms of Paragraph 6.1 of ARTICLE 6 and taking into consideration the available Launch Opportunities, then CUSTOMER shall be considered to have terminated this Agreement for convenience and ARIANESPACE shall be entitled to keep the Deposit identified in Article 10.1.1 as its sole termination fee.
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     ARTICLE 5 — CUSTOMER’S TECHNICAL COMMITMENTS
5.1	In the event CUSTOMER converts the Optional Launch, CUSTOMER shall fulfill the Technical Commitments set forth in Parts 1 and 3 of Annex 1 to this Agreement including, without limitation, delivery of the Satellite to the Launch Base within the time limits consistent with the launch schedule set forth herein.

5.2	CUSTOMER shall promptly notify ARIANESPACE in writing of any event that may cause a delay in the Launch schedule.
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      ARTICLE 6 — LAUNCH SCHEDULE
6.1	In the event CUSTOMER converts the Optional Launch, the Launch of the Satellite shall take place during the following Launch Period(s):
6.1.1	Firm Launch:
If CUSTOMER converts the Optional Launch as a Firm Launch, the Launch shall take place during a Launch Period to be mutually agreed upon between the PARTIES following the Conversion Date provided that, the first day of the requested Launch Period shall not be prior to [***] months following the Conversion Date, and being further agreed that the last day of the said Launch Period shall not be later than [***].
6.1.2	Backup Launch:
If CUSTOMER converts the Optional Launch as a Backup Launch, the Launch shall take place during a Launch Period to be determined by CUSTOMER and identified in CUSTOMER’s conversion notice to ARIANESPACE, provided that:
(i)	If CUSTOMER converts the Optional Launch as a Backup Launch on or before [***], the Launch Period shall be [***] 2011 through [***] 2011;

or

(ii)	If CUSTOMER converts the Optional Launch as a Backup Launch after [***], ARIANESPACE shall use its reasonable commercial efforts to provide CUSTOMER with the first available Launch Opportunity closest to CUSTOMER’S requested Launch Period or Launch Slot, provided that the last day of said Launch Period shall not be later than [***].
Notwithstanding the above, ARIANESPACE shall consider any CUSTOMER request for an acceleration of the Launch Period(s) for the above Optional Launch as converted either as a Firm Launch or as a Backup Launch, and subject to the availability of Launch Opportunities, shall offer CUSTOMER the first available Launch Opportunity closest to CUSTOMER’s desired Launch Period(s).

6.2	Taking into account available Launch Opportunity(ies), the Launch Slot(s) within the Launch Period(s) shall be determined by mutual agreement of the Parties no later than [***] months prior to the first day of the applicable Launch Period.

6.3	Based on a proposal made by ARIANESPACE, by mutual agreement of the Parties, the Launch Day within the Launch Slot shall be determined, no later than [***] months prior to the first day of the applicable Launch Slot.

6.4	Based on a proposal made by ARIANESPACE, by mutual agreement of the Parties, the Launch Window set forth in Sub-paragraph 2.3 of Part 1 to Annex 1 to this Agreement shall be determined no later than the applicable Final Mission Analysis Review.

6.5	In the event that, for any reason whatsoever, the Parties fail to agree upon the Launch Slot within the Launch Period, the Launch Day, or the Launch Window, ARIANESPACE shall reasonably determine said Launch Slot, Launch Day, or Launch Window taking into

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account the available Launch Opportunity(ies), and the requirements and respective interests of CUSTOMER and any of the Third Party Customer(s) of ARIANESPACE.
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      ARTICLE 7 — COORDINATION BETWEEN ARIANESPACE AND CUSTOMER
7.1	CUSTOMER and ARIANESPACE shall each designate a program director (Program Director) no later than TWO (2) months after the execution of this Agreement.

7.2	The Program Director shall supervise and coordinate the performance of the Services and the Technical Commitments of the respective Parties within the Launch schedule set forth herein.

7.3	Each Program Director shall have sufficient powers to be able to settle any technical issues that may arise during the performance of this Agreement, as well as any day-to-day management issues.

7.4	A Party may replace its Program Director by prior written notice to the other Party, signed by an authorized official, indicating the effective date of designation of the new Program Director.

7.5	If CUSTOMER is not satisfied with the performance of ARIANESPACE’s Program Director, CUSTOMER may at any time request ARIANESPACE to replace such Program Director and the Parties shall mutually agree on a replacement Program Director.
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     ARTICLE 8 — REMUNERATION
8.1	The remuneration of ARIANESPACE for the provision of Launch Services, as defined in Sub-paragraphs 4.1.1 and 4.1.2 of ARTICLE 4, is a fixed price, as follows:

8.1.1
a)	In the event CUSTOMER converts the Optional Launch as a Firm Launch:

(iii)	For a Satellite with a mass of [***] kg (without adaptor), the price shall be [***] Euros (€[***]) as may be converted in US dollars at CUSTOMER’s option as on the Conversion Date of the Optional Launch.

(iv)	Commencing with the effective date of this Agreement, and up to L minus [***] months, CUSTOMER may vary the Satellite mass by a maximum total mass of [***] kg.

Any increase in mass shall be subject to a variation in the firm fixed amount stated above of [***] Euros (€[***]) for each kilogram that the Satellite mass is increased above [***] kg up to a maximum total mass of [***] kg. Such amount shall escalate in accordance with Article 8.2 of this Agreement.

b)	In the event CUSTOMER converts the Optional Launch as a Backup Launch:

(v)	For a Satellite with a mass of [***] kg (without adaptor), the price shall be [***] Euros (€[***]), as may be converted in US dollars at CUSTOMER’s option, as on the Conversion Date of the Optional Launch.

(vi)	Commencing with the effective date of this Agreement, and up to L minus [***] months, CUSTOMER may vary the Satellite mass by a maximum total mass of [***] kg.

(vii)	Any increase in mass shall be subject to a variation in the firm fixed amount stated above of [***] Euros (€[***]) for each kilogram that the Satellite mass is increased above [***] kg up to a maximum total mass of [***] kg, such amount shall escalate in accordance with Article 8.2 of this Agreement.

c)	The prices for the Optional Launch, whether converted by CUSTOMER as a Firm Launch or as a Backup Launch, shall be fixed for a Launch to take place on or prior to [***]. Should the Launch Period requested by CUSTOMER in accordance with Sub-paragraph 6.1.2 of ARTICLE 6 hereof be beyond [***] (but in no event can the Firm or Backup Launch, as applicable, occur later than [***]), then the price shall be escalated by [***] percent per quarter from said date up to the first day of the initially requested Launch Period.

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8.1.2	The amount mentioned in the above Sub-paragraph 8.1.1 shall be increased in a firm fixed amount as follows:
(x)	The amount obtained by multiplying the price set forth in the above Sub-paragraph 8.1.1 by [***] PER CENT ([***]%), if CUSTOMER exercises the Reflight Option.

(xi)	The amount obtained by multiplying the price set forth in the above Sub-paragraph 8.1.1 by [***] PER CENT ([***]%), if CUSTOMER exercises the Refund Option.
The above percentages are valid for Launches to occur on or prior to [***].

For Launch(es) to occur on or after [***], the above percentages shall be reviewed and renegotiated.

8.1.3	In the event of availability of extra payload capacity of the Launch Vehicle at the time of the Final Mission Analysis is performed, CUSTOMER shall be entitled to a corresponding increase of the Satellite mass, it being further specified, in the case of an ARIANE 5 Launch, that such extra payload capacity shall be allocated to CUSTOMER based on the pro-rata between the mass of the Satellite of the CUSTOMER and the mass of satellite of the Third Party Customer of ARIANESPACE. Any mass increase pursuant to this Sub-paragraph 8.1.3 shall be [***].
(xii)

8.2	The firm fixed price, if any, for Associated Services assumes, that the Launch will be performed within [***] from the end of the Launch Period stated in Article 6.1.1 or in Article 6.1.2 as applicable. Should the Launch Period or Launch Slot assigned to CUSTOMER under ARTICLE 11 of this Agreement extend beyond [***] from the end of the Launch Period stated in Article 6.1.1 or in Article 6.1.2 whichever applicable, then the price for such Associated Services, if any, shall escalate by [***] after such time for such Associated Services that will not have been performed by the date of request for any postponement, and that would have to be performed again as a consequence of any Launch postponement. The same principle shall apply for a Reflight.

8.3	All prices, expenses, and charges set forth in this Agreement shall be free from any and all taxes and other duties of any French tax authority.

8.4	Following payment of the Deposit as stipulated in Paragraph 10.1.1 herein, CUSTOMER shall have no further financial obligation hereunder unless and until CUSTOMER converts, if any, the Optional Launch in a Firm or Backup Launch.

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      ARTICLE 9 — LAUNCH VEHICLE QUALIFICATION
9.1	ARIANESPACE shall only select a Launch Vehicle belonging to the ARIANE 5 family to perform the Launch Service(s) under this Agreement which meets or exceeds all of the following criteria:
9.1.1	The Launch Vehicle shall be flight proven, including all major systems, and subsystems through a minimum of [***] prior successful missions, the last of which must be accomplished no later than [***] months prior to the start of the then-current Launch Period, Launch Slot, or Launch Day; and
9.1.2	The Launch Vehicle shall not have suffered a Launch Failure in any of the [***] flights immediately preceding CUSTOMER’s Launch.
9.2	CUSTOMER shall have the option to postpone its Launch until such time that the Launch Vehicle does comply with the requirements of Paragraph 9.1, and any such postponements shall be attributable to ARIANESPACE.

9.3	In the event that ARIANESPACE cannot comply with the requirements of this Article 9, then any postponements caused by ARIANESPACE in order to allow for time to comply with the requirements of this ARTICLE 9 shall not be considered to be postponements caused by Event(s) of Force Majeure. Any such postponements will be attributable to ARIANESPACE, in accordance with Article 11.3.

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     ARTICLE 10 — PAYMENT FOR SERVICES
10.1	It is hereby acknowledged by the Parties that CUSTOMER has paid ARIANESPACE FIVE MILLION THREE HUNDRED EIGHTY SEVEN THOUSAND NINE HUNDRED United States Dollars (US$5,387,900). Such amount added to the first payment due at EDC, as specified in Paragraph 10.1.1 herein, shall be known as the deposit (the “Deposit”). Such Deposit shall be credited against the amount due to ARIANESPACE upon conversion of the Optional Launch by CUSTOMER.
Payment of the remuneration under Paragraph 8.1 of ARTICLE 8 of this Agreement shall be made in accordance with the following payment schedule:
10.1.1

(xiii)

(xiv) DATE	(xv)	Percentage of the Launch Services price referred to in Sub-paragraph 8.1.1 of Article 8 of this Agreement (*)
(xvi)	[***]

(xvii)	L means the first day of the initial Launch Period as defined in Sub-paragraph 6.1.1, as may be adjusted by the aggregate number of postponements requested by ARIANESPACE in accordance with Paragraph 11.3 (including postponements requested by ARIANESPACE as a result of the occurrence of Events of Force Majeure).

(xviii)	(*) In the event CUSTOMER converts the Optional Launch as a Firm Launch or as a Backup Launch and the first day of the agreed Launch Period is less than [***] from the date of conversion, and as a result of such schedule, any payments should already have been made, such payments shall be immediately invoiced by ARIANESPACE and shall be paid by CUSTOMER within ten (10) days of receipt of invoice by CUSTOMER.

(xix)	(**) “EDC” means the Effective Date of this amended and restated Agreement, as defined in accordance with ARTICLE 23.
(xx)	(***) The CUSTOMER’S [***] payment obligation shall be secured in accordance with Sub-paragraph 10.3.4 of ARTICLE 10 of this Agreement by means of a irrevocable standby letter of credit substantially in the form of the Annex 2 attached herewith. Invoicing and payment of the [***] payment shall be in accordance with Paragraph 10.3

(xxi)

(xxii)

10.1.2	The price of the Reflight Option or the Refund Option shall be paid in accordance with the following payment schedule:

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(xxiii) DATE	(xxiv) Percentage of the price of the Refund or Reflight Option referred to in Sub- paragraph 8.1.2 of Article 8 of this Agreement
(xxv)	[***]

(xxvi)	L means the first day of the initial Launch Period as defined in Sub-paragraph 6.1.1 or 6.1.2 as applicable, as may be adjusted by the aggregate number of postponements requested by ARIANESPACE in accordance with Paragraph 11.3 (including postponements requested by ARIANESPACE as a result of the occurrence of Events of Force Majeure).

10.1.3	Mass variation

If CUSTOMER varies the Satellite mass under Sub-paragraph 8.1.1 of ARTICLE 8 of this Agreement, the resulting price variation shall be paid by CUSTOMER to ARIANESPACE, or refunded by ARIANESPACE to CUSTOMER, as applicable, on a pro-rata basis over the remaining payments as set forth in Sub-paragraph 10.1.1, following the receipt by ARIANESPACE of CUSTOMER’s written request for mass variation.
10.2	Payment for Associated Services
10.2.1	Payment for Associated Services ordered by CUSTOMER under Part 5 of Annex 1 to this Agreement, for which a firm fixed price has been established, shall be due as of the date set forth in said Paragraph.

10.2.2	Payment for Associated Services ordered by CUSTOMER under Part 5 of Annex 1 to this Agreement, for which no total firm fixed price can be determined in advance, shall be due on the date on which CUSTOMER terminates use of the relevant Associated Services.

(xxvii)
10.3	Terms and Conditions of Payment/ARIANESPACE’s Invoices
10.3.1	Where this Agreement determines a precise payment date, payment has to be made at such date or within THIRTY (30) days from receipt of ARIANESPACE’s corresponding invoice, whichever is later, except for the first payment provided in Sub-paragraph 10.1.1 of ARTICLE 10 of this Agreement, for which invoice will be presented upon EDC and paid TEN (10) days thereafter.

10.3.2	Where the Agreement does not determine a precise payment date, such as for Associated Services, payment has to be made as of the later date of (a) the date when payment becomes due, or (b) within THIRTY (30) days of receipt of ARIANESPACE’s corresponding invoice, in each case for the Associated Services rendered or to be rendered in accordance with Annex I, Part 5, whichever is later.

10.3.3	ARIANESPACE invoices shall be drawn up in TWO (2) copies (one original and one copy) and sent to the same address as specified herein for notices to CUSTOMER

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under Paragraph 20.2, or to such other address as CUSTOMER may notify ARIANESPACE in writing.

The method for calculating the amount of each invoice shall be shown clearly.

10.3.4	Payments shall be made to the account(s) designated on the relevant invoice by bank transfer with SWIFT notice to be sent by CUSTOMER to ARIANESPACE upon its receipt from the issuing bank. Each SWIFT notice shall clearly state the value date to be applied which shall be the date stated in Sub-paragraph 10.1.1 and the bank through which the funds will be made available to the receiving bank or its correspondent.

Payment shall be effective as of the date on which the amount of the ARIANESPACE invoice is credited for value to the designated account(s).

Notwithstanding the foregoing, the [***] Payment with respect to the Optional Launch, if converted either as a Firm Launch or as a Backup Launch, as identified in Sub-paragraph 10.1.1 shall be secured by means of an irrevocable standby letter of credit (hereinafter L/C), issued in favour of ARIANESPACE by a reputable international bank and confirmed by a reputable international bank in France acceptable to ARIANESPACE. Such L/C shall be issued at CUSTOMER’s cost, including the confirmation cost, substantially in the form shown in ANNEX 2 to this Agreement. CUSTOMER shall provide ARIANESPACE at [***] months with the name and details of the selected bank(s) for issuance of the L/C. Upon ARIANESPACE agreement, CUSTOMER shall promptly give instructions to this(ese) selected bank(s) for issuance and delivery of the L/C to ARIANESPACE on or prior to [***] months of the Launch. In case of a failure by the CUSTOMER to deliver to ARIANESPACE in due time the L/C meeting the above requirements at the date set forth hereabove, the last payment related to the Launch as set forth in identified in Sub-paragraph 10.1.1 shall be due and paid by CUSTOMER to ARIANESPACE prior to [***].

10.3.5	CUSTOMER’s payment(s) shall be in the amount(s) invoiced by ARIANESPACE, and shall be made net, free and clear of any and all taxes, duties, or withholdings that may be imposed in the Country of CUSTOMER and the Country from which they are paid so that ARIANESPACE receives each such payment in its entirety as if no such tax, duty, or withholding had been made.
10.4	Late Payment

In the event of late payment, whether or not due to a bona fide dispute, CUSTOMER shall pay ARIANESPACE interest on such late payment at the Base Rate plus [***] PERCENTAGE POINTS per annum from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days. In the event that a bona fide dispute between the Parties is resolved in favor of the CUSTOMER, any interest paid by CUSTOMER to ARIANESPACE for late payments during the period of such bona fide dispute shall, at CUSTOMER’s discretion, be reimbursed to CUSTOMER within THIRTY (30) days from receipt by ARIANESPACE of CUSTOMER’s notice

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to that effect, or alternatively, shall be credited to CUSTOMER’s subsequent payment due to ARIANESPACE under this Agreement.

In the event that such late payment has not been cured by CUSTOMER within THIRTY (30) days after written notice to that effect by ARIANESPACE, and only if such payment is not subject to a bona fide dispute, ARIANESPACE shall be entitled to suspend any and all of its activities in preparation for the applicable Launch and to reschedule the Launch under Sub-paragraph 11.3.3 of ARTICLE 11 of this Agreement.

Notwithstanding any other provision, expressed or implied in this Agreement, it is hereby acknowledged by the Parties that the Launch shall not take place in case any amount due to ARIANESPACE prior to the Launch, as identified under sub-paragraph 10.1.1, remains outstanding, whether or not due to a bona fide dispute, in which case ARIANESPACE shall have the right to postpone the Launch under the terms of sub-paragraph 11.3.3.

10.5	Waiver of Deferral, Withholding or Set-off

Without prejudice to the provisions of Paragraph 10.4 above with respect to bona fide disputes, CUSTOMER irrevocably waives any right to defer, withhold, or set-off by counterclaim or other legal or equitable claim, all or any part of any payment under this Agreement for any reason whatsoever. All payments due under this Agreement shall be made in their entirety and on the dates specified in this Agreement.
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      ARTICLE 11 — LAUNCH POSTPONEMENTS
11.1	Each postponement of the Launch Period, the Launch Slot, the Launch Day or the Launch Time, for whatever reason, shall, for each particular Launch under this Agreement, be governed solely by the terms and conditions provided in this Article 11. The Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to postponements that are not stated in this Article 11 or elsewhere in this Agreement.

11.2	Postponements requested by CUSTOMER
11.2.1	CUSTOMER shall have the right for any reason whatsoever to postpone the Launch Period and, once determined, the Launch Slot or the Launch Day. The CUSTOMER’s written notice for postponement shall indicate the new requested (i) Launch Period, or (ii) Launch Slot, or (ii) Launch Day, as the case may be. For the avoidance of any doubt, CUSTOMER’s existing Launch Period, Launch Slot or Launch Day (as applicable) shall not be relinquished until CUSTOMER has agreed to the new Launch Period, Launch Slot or Launch Day (as applicable) pursuant to the provisions of this Paragraph 11.2.
11.2.1.1	If the CUSTOMER’s written request relates to a Launch Period or a Launch Slot postponement, within TWO (2) weeks of receipt of such request, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the Launch Period, or within the Launch Slot requested, or will propose a new Launch Period or Launch Slot, taking into account CUSTOMER’s requests, within the next available Launch Opportunity. CUSTOMER shall have THIRTY (30) days following receipt of ARIANESPACE’s proposal to consent thereto in writing.

11.2.1.2	If the CUSTOMER’s written request relates to a Launch Day postponement, the choice of a new Launch Day shall be made by mutual agreement of the Parties, taking into account the technical needs and interests of CUSTOMER and any Third Party Customer(s) of ARIANESPACE, the time necessary for the revalidation of the launch assembly complex consisting of the ARIANE Launch Vehicle, the Launch Base (ELA), and the payload preparation assembly (EPCU), and meteorological forecasts.

11.2.1.3	Any postponements by CUSTOMER of the Launch Time within the Launch Window may only be requested during the countdown period. In the event that CUSTOMER has requested such postponement and technical reasons, including, without limitation, those relating to any Third Party Customer(s) of ARIANESPACE, or meteorological reasons prevent ARIANESPACE from performing the Launch in the Launch Window opening during the Launch Day, the postponement shall be considered to be a postponement of the Launch Day.

11.2.1.4	In the event that the aggregate duration of all postponements requested by CUSTOMER for a particular Launch under this Agreement, result in CUSTOMER delaying such Launch by more than [***] months, the related

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Launch Services price shall be renegotiated in good faith by the Parties on a fair and reasonable basis.
11.2.2	If CUSTOMER requests a postponement in the Launch Period, Launch Slot or Launch Day, and ARIANESPACE, in its reasonable judgment, determines that a Launch Opportunity is not available in the time requested by CUSTOMER, and the Launch is subsequently scheduled to occur in a later Launch Period, Launch Slot or Launch Day than that requested by CUSTOMER, then the total number of calendar days of postponement originally requested by CUSTOMER shall be attributed to CUSTOMER. Any delay in the Launch schedule resulting from the determination by ARIANESPACE of the availability of a Launch Opportunity in excess of the postponement requested by CUSTOMER shall not be deemed to be attributed to CUSTOMER or ARIANESPACE.
11.3	Launch postponement requested by ARIANESPACE
Except as provided for in Section b) of Sub-paragraph 11.3.1.2 below, ARIANESPACE shall not be entitled to postpone the Launch for reasons related to an Auxiliary Payload. In the event that, ARIANESPACE, in its reasonable judgment, believes that an Auxiliary Payload (i) is not compatible with the Satellite and the Launch and Satellite Missions, or (ii) is not ready in time to support the Launch, then ARIANESPACE shall be entitled to replace the Auxiliary Payload with a Dummy Payload.
11.3.1	ARIANESPACE shall have the right to postpone a Launch, for the following reasons:
11.3.1.1	Postponement of Launch Period and of Launch Slot.
a)	ARIANESPACE or its Associates encounter adverse technical problems that prevent the Launch from taking place under satisfactory conditions of safety or reliability.

b)	ARIANESPACE cannot perform the Launch as a Double Launch for any reason whatsoever.

c)	ARIANESPACE is requested to perform replacement launch(es), or to launch scientific satellite(s) whose mission(s) may be degraded in the event of postponement.

d)	ARIANESPACE postpones the Launch due to postponement(s) by ARIANESPACE of satellite(s) having an earlier Launch Period or Launch Slot than CUSTOMER’s Satellite, for reasons similar to the reasons set forth under this Sub-paragraph 11.3.1.1 a), b) and c).
11.3.1.2	Postponement of Launch Day within the Launch Slot and/or Launch Time within the Launch Window.
a)	For any of the reasons listed in Sub-paragraph 11.3.1.1 a), b) and c), and d) above, and

b)	If following its/their integration on the Launch Vehicle, ARIANESPACE must remove the Auxiliary Payload(s) due to a threat to the Launch
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Mission or the Satellite Mission or the satellite mission of the satellite of the Third Party Customer of ARIANESPACE.
11.3.2	The Parties shall determine by mutual agreement a new Launch Period and/or a new Launch Slot as near as possible to the postponed one in accordance with the order of the following criteria :
-	possibilities of Launching, including the availability of a Launch Vehicle, the Launch Base and associated infrastructure and services necessary to perform the Launch;

-	Launch Rank of CUSTOMER’s Satellite;

-	date of signature of this Agreement.
In the event of a conflict between the Launch Rank of CUSTOMER’s Satellite and the launch rank of the satellite(s) of third party customer(s) of ARIANESPACE, Launch Period or Launch Slot priority will be given to the customer with the earlier date of execution of a launch services contract with ARIANESPACE.

The Launch Day and the Launch Window within the new Launch Slot shall be determined by ARIANESPACE according to the technical constraints of ARIANESPACE, CUSTOMER and the Third Party Customer(s) of ARIANESPACE, and their respective interests.

11.3.3	Any postponement by ARIANESPACE of the Launch Period, Launch Slot, Launch Day, Launch Window, or Launch Time due to CUSTOMER’s non-fulfilment of its obligations under this Agreement, including CUSTOMER’S failure to timely apply for, obtain or maintain any necessary export licenses, where despite the reasonable commercial efforts of the Parties (including implementation of work-around plans or designation of third-party consultants to transfer necessary information to ARIANESPACE in compliance with applicable laws), and such failure by the CUSTOMER renders performance of the Launch by ARIANESPACE impossible within the Launch Period, Launch Slot, or during Launch Window of the Launch Day, or at the Launch Time shall be considered to be requested by CUSTOMER in accordance with Paragraph 11.2 above as of the date of ARIANESPACE’s decision to postpone the Launch.

(xxviii)
11.4	Any Launch postponement requested by ARIANESPACE pursuant to Paragraph 11.3 of this ARTICLE 11 shall only occur as a last resort and following the reasonable commercial efforts of ARIANESPACE to avoid and mitigate such postponement as may be necessary for the reasons set forth in Sub-paragraphs 11.3.1.1 and 11.3.1.2 of this ARTICLE 11.

11.5	Effect of Launch Postponements on Progress Payments
11.5.1	Postponements by ARIANESPACE In the event of postponement of the Launch Period, Launch Slot or Launch Day, as applicable, for the affected Launch Service(s) is declared by ARIANESPACE for any reason including those in Paragraph 11.3, including Events of Force Majeure, but excluding postponements requested by Arianespace in accordance with Sub-paragraph 11.3.3, the payments set forth in Paragraph 10.1 shall be suspended on a day-for-day basis for the length of the delay and then resumed with all remaining payments postponed by the amount of the delay.
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11.5.2	Postponements by CUSTOMER In the event of postponement of the Launch Period, Launch Slot or Launch Day, as applicable, for the affected Launch Service(s) is declared by CUSTOMER for any reason including Events of Force Majeure and those stated in Sub-paragraph 11.3.3, the payments set forth in Paragraph 10.1 shall remain due as if the Launch Period, Launch Slot or Launch Day, as applicable, had not been postponed.
11.6	If at any time following the Effective Date of this Agreement, ARIANESPACE becomes aware (including due to a notice or inquiry from CUSTOMER), to the best of its knowledge, of any material event or circumstance that could result in a delay to the then-scheduled Launch Period, Launch Slot or Launch Day, then ARIANESPACE shall within FIVE (5) days of becoming aware of such event or circumstance, inform CUSTOMER in accordance with Paragraph 20.2 of this Agreement, as to the potential or actual impact of such event or circumstance to the then-scheduled Launch Period, Launch Slot or Launch Day (as applicable).
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      ARTICLE 12 — RIGHT OF OWNERSHIP AND CUSTODY
12.1	The obligations of ARIANESPACE under this Agreement are strictly limited to the Services, and CUSTOMER acknowledges and agrees that at no time shall it have any right of ownership of, any other right in, or title to, the property that ARIANESPACE shall use in connection with the Launch, or shall place at CUSTOMER’s disposal for the purpose of this Agreement, including, without limitation, the Launch Vehicle and the Launch Base of ARIANESPACE. Said property shall at all times be considered to be the sole property of ARIANESPACE.

12.2	ARIANESPACE acknowledges and agrees that at no time shall it have any right of ownership, or any other right in, or title to, the property that CUSTOMER shall use for the Launch and the interface test(s), including, without limitation, the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch. Said property shall at all times be considered to be the sole property of CUSTOMER.

12.3	At all times during the performance by the Parties of this Agreement, each Party shall be deemed to have full custody and possession of its own property.
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     ARTICLE 13 — REPLACEMENT LAUNCH
13.1	Terms
13.1.1	CUSTOMER is entitled to request a Replacement Launch from ARIANESPACE in the event that, following the Launch, either the Launch Mission or the Satellite Mission has not been accomplished for any reason whatsoever. Replacement Launch Services are subject to the conditions set forth in this Article 13. Any and all other rights and remedies of CUSTOMER are excluded whatever their nature.

13.1.2	CUSTOMER shall be entitled to have a Launch Slot for a Replacement Launch allocated to it by ARIANESPACE in accordance with the following:

13.1.2.1 If CUSTOMER requests a Replacement Launch to occur within [***] months following the month ARIANESPACE has received a written request for Replacement Launch, ARIANESPACE will provide a Launch Slot within [***] months from receipt of CUSTOMER’s request for a Replacement Launch; or

13.1.2.2 Should CUSTOMER request a Launch Period beyond such [***] month period, ARIANESPACE shall allocate the nearest Launch Opportunity, provided however that in no way shall the Launch Period requested by CUSTOMER extend beyond the [***] month period following the date of request for a Replacement Launch.

13.1.3	The written request for a Replacement Launch shall be received by ARIANESPACE no later than the last day of the second month following the month in which the cause of the failure of either the Launch Vehicle Mission or the Satellite Mission has been established, but in no event later than, in the case of a Satellite Mission failure, [***] months following the date of Launch.

Notwithstanding the foregoing, if CUSTOMER is entitled to a Reflight such written request shall be received by ARIANESPACE within the [***] day period following the date when the Parties have agreed that a Launch Failure has occurred.

The written request for a Replacement Launch shall indicate the Launch Period requested by CUSTOMER within one of the periods specified in Sub-paragraph 13.1.2 above. It is understood that the replacement Satellite and all equipment, devices and software to be made available by CUSTOMER on the Launch Base in order to make the replacement Satellite ready for Launch shall be made available to ARIANESPACE pursuant to the schedule of Part 3 of Annex 1 to this Agreement.

13.1.4	ARIANESPACE shall inform CUSTOMER, within the month following receipt of CUSTOMER’s request for a Replacement Launch, whether or not a Launch Opportunity exists within the requested Launch Period and, in any event, shall allocate a Launch Slot to CUSTOMER, the first day of which shall be before the expiration of the [***] calendar month period specified in Sub-paragraph 13.1.2 of ARTICLE 13 of this Agreement if the Launch Period requested by CUSTOMER is within that [***] month period; otherwise ARIANESPACE shall allocate to

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CUSTOMER the nearest existing Launch Opportunity. The date allocated shall not begin earlier than the first day of the Launch Period requested by CUSTOMER.

13.1.5	The replacement Satellite shall be substantially similar to or lighter in mass than the Satellite and shall be of a bus type that has been integrated with and is compatible with the Launch Vehicle.

Notwithstanding the foregoing, if CUSTOMER is entitled to a Reflight the replacement Satellite may differ from the DCI. In such a case the Parties agree to adjust accordingly this Agreement, including Annex 1 thereto and ARIANESPACE shall allocate to CUSTOMER the nearest Launch Opportunity.
13.2	General Conditions

Except for a Reflight, the remuneration for the Replacement Launch Services shall be the then applicable price pursuant to the ARIANESPACE pricing policy for a Launch on the date of the Replacement Launch, adjusted for the costs of refinancing resulting from the shorter payment schedule, and including any charges incurred by ARIANESPACE for modification of equipment associated with the Launch Vehicle designated for the Replacement Launch, and any charges associated with rearrangement of the launch schedule.

The remuneration for Associated Services associated with the Replacement Launch shall be the applicable price for a Launch to take place within the calendar year of the Replacement Launch.

The payment schedule shall provide for the payment of the entire price for Replacement Launch Services prior to said Replacement Launch.

The Replacement Launch, other than a Reflight, shall form the subject of a separate launch services agreement substantially in the form of this Agreement.
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     ARTICLE 14 — ALLOCATION OF POTENTIAL LIABILITIES AND RISKS
14.1	Allocation of Risks for damage caused by one Party and/or its Associates to the Other Party and/or its Associates:
14.1.1	Due to the particular nature of the Services, the Parties agree that any liability of ARIANESPACE or of CUSTOMER arising from the defective, late, or non-performance of ARIANESPACE’s Services and CUSTOMER’s technical obligations under this Agreement is, in all circumstances, including termination of this Agreement or a Launch under this Agreement, strictly limited to the liability expressly provided for in this Agreement. Except as provided in this Agreement, the Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to the Services.

14.1.2	Each Party shall bear any and all loss of or damage to property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death), and/or of a Launch Mission failure and/or of a Satellite Mission failure, which it or its Associates may sustain, directly or indirectly, arising out of or relating to this Agreement or the performance of this Agreement. Each Party irrevocably agrees to a no-fault, no-subrogation, inter-party waiver of liability, and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, or administrative on account of any such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure against the other Party or that other Party’s Associates arising out of or relating to this Agreement for any reason whatsoever.

The provisions above exclude, without limitation, any liability of ARIANESPACE or its Associates for any loss or damages to CUSTOMER or its Associates, resulting from the intentional destruction of the Launch Vehicle and the Satellite in furtherance of launch range safety measures.

Each Party agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or of a Launch Mission failure and/or a Satellite Mission failure which it or its Associates may sustain, without recourse to the other Party or the other Party’s Associates.

14.1.3	In the event that one or more Associates of a Party shall proceed against the other Party and/or that Party’s Associates as a result of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, the first Party shall indemnify, hold harmless, dispose of any claim, and defend, when not contrary to the governing rules of procedure, the other Party and/or its Associates, as the case may be, from any liability, cost or expense, including attorneys’ fees, on account of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may imposed on or rendered against that other Party and or its Associates.
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14.2	Loss or Damage or Bodily Injury Caused or Sustained by any Third Party Customer(s) of ARIANESPACE or its (their) Associates
14.2.1	Each Party shall bear any and all loss of or damage to property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, which it or its Associates may sustain, that is caused, in any way, by (a) Third Party Customer(s) of ARIANESPACE or its (their) Associates, directly or indirectly, arising out of or relating to the performance of this Agreement and/or the launch services agreement signed by ARIANESPACE with such Third Party Customer(s) of ARIANESPACE.

14.2.2	CUSTOMER hereby irrevocably agrees to a no-fault, no-subrogation, inter-party waiver of liability and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, administrative or otherwise on account of any such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure against Third Party Customer(s) of ARIANESPACE, and/or ARIANESPACE and/or their respective Associates for any reason whatsoever.

CUSTOMER agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure caused in any way by any Third Party Customer(s) of ARIANESPACE or its (their) Associates without recourse against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE and/or their respective Associates.

In the event that one or more of CUSTOMER’s Associate(s) proceed against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE and/or their respective Associates as a result of any loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure caused in any way to it by such Third Party Customer(s) of ARIANESPACE or its (their) Associates, CUSTOMER shall indemnify, hold harmless, dispose of any claim and defend, when not contrary to the governing rules of procedure, such Third Party Customer(s) of ARIANESPACE, and/or ARIANESPACE and/or their respective Associates from any liability, cost or expense, including attorneys’ fees, on account of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may be imposed on or rendered against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE, and/or their respective Associates.

14.2.3	In the event that any Third Party Customer(s) of ARIANESPACE and/or its (their) Associates proceed against CUSTOMER and/or its Associates as a result of any loss, damage or bodily injury (including death) and/or launch mission failure and/or satellite mission failure caused in any way by CUSTOMER and/or its (their) Associates, directly or indirectly, arising out of or relating to the performance of this Agreement and/or the agreement signed by ARIANESPACE with such Third Party Customer(s) of ARIANESPACE, ARIANESPACE shall indemnify, hold harmless, dispose of any claim and defend, when not contrary to the governing rules of procedure, CUSTOMER and/or its Associates from any liability, cost or expense, including attorney’s fees, on account of such loss, damage or bodily injury (including death), and/or Launch Mission failure and/or Satellite Mission
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failure, and shall pay all costs and expenses and satisfy all judgments and awards which may be imposed or rendered against CUSTOMER and/or its Associates.
14.3	Indemnification

Each Party shall take all necessary and reasonable steps to foreclose claims for loss, damage or bodily injury (including death) by any participant involved in Launch activities. Each Party shall require its Associate(s) to agree to a no-fault, no-subrogation, inter-party waiver of liability and indemnity for loss, damage or bodily injury (including death) its Associates sustain identical to the Parties’ respective undertakings under this ARTICLE 14. Furthermore, ARIANESPACE shall require all Third Party Customer(s) of ARIANESPACE entering into launch services agreements with ARIANESPACE to agree to the inter-party waiver and indemnities set forth in this ARTICLE 14.

14.4	Liability for Damages Suffered by Third Parties
14.4.1	Each Party shall be solely and entirely liable for all loss, damage or bodily injury (including death) sustained, whether directly or indirectly, by any Third Party, which is caused by such Party or its Associates arising out of or relating to the performance by such Party of this Agreement.

14.4.2	In the event of any proceeding, whether judicial, arbitral, administrative or otherwise, by a Third Party against one of the Parties or its Associates on account of any loss, damage or bodily injury (including death), caused by the other Party, its property or its Associates or its (their) property, whether directly or indirectly the latter Party shall indemnify and hold harmless the former Party and/or the former Party’s Associates, as the case may be, and shall advance any funds necessary to defend their interests.
14.5	Infringement of Industrial Property Rights of Third Parties
14.5.1	ARIANESPACE shall indemnify and hold CUSTOMER harmless with respect to any cost, and expense resulting from an infringement or claim of infringement of patent rights or any other industrial or intellectual property rights of any third party which may arise from CUSTOMER’s use of ARIANESPACE’s Services, including, without limitation, the use of any and all products, processes, articles of manufacture, supporting equipment, facilities, and services by ARIANESPACE in connection with said Services (“Intellectual Property Claim”); provided however , that this indemnification shall not apply to an infringement of rights as set forth above that have been mainly caused by an infringement of a right of a third party for which CUSTOMER is liable pursuant to Sub-paragraph 14.5.2 of ARTICLE 14 of this Agreement. If ARIANESPACE’s ability to perform the Services is enjoined or otherwise prohibited as a result of an Intellectual Property Claim, Arianespace shall, at its option and expense (i) promptly resolve the matter so that the injunction or prohibition no longer exists; (ii) procure the right to perform the Services; and/or (iii) modify the Services so that they becomes non-infringing while remaining in compliance of the requirements of this Agreement. If ARIANESPACE is unable to accomplish (i), (ii) or (iii) as stated above within three (3) months of entry of the injunction or other prohibition, CUSTOMER shall have the right to terminate this Agreement without charge and receive a refund of all amounts paid to ARIANESPACE within THIRTY (30) days from receipt by ARIANESPACE of CUSTOMER’s notice to that effect.

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14.5.2	CUSTOMER shall indemnify and hold ARIANESPACE harmless with respect to any cost, and expense resulting from an infringement or claim of infringement of the patent rights or any other industrial or intellectual property rights of any third party arising out of or relating to CUSTOMER with respect to the design or manufacture of the Satellite, or ARIANESPACE’s compliance with specifications furnished by CUSTOMER with respect to the Launch Mission and the Satellite Mission.

14.5.3	The rights to indemnification provided hereunder shall be subject to the following conditions:
14.5.3.1	The Party seeking indemnification shall promptly advise the other Party of the filing of any suit, or of any written or oral claim against it, alleging an infringement of any third party’s rights, which it may receive relating to this Agreement, and upon the receipt thereof, shall provide the Party required to indemnify, at such Party’s request and expense, with copies of all relevant documentation

14.5.3.2	The Party seeking indemnification shall not make any admission, nor shall it reach a compromise or settlement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

14.5.3.3	The Party required to indemnify, defend and hold the other harmless shall assist in and shall have the right to assume, when not contrary to the governing rules of procedure, the defense of any claim or suit or settlement thereof, and shall pay all reasonable litigation and administrative costs and expenses, including legal counsel fees and expenses, incurred in connection with the defense of any such suit, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

14.5.3.4.	The Party seeking indemnification may participate in any defense at its own expense, using counsel reasonably acceptable to the Party required to indemnify, provided that there is no conflict of interest and that such participation does not otherwise adversely affect the conduct of the proceedings.
14.5.4	In the event that ARIANESPACE, with respect to the Launch, and CUSTOMER, with respect to the Satellite, shall be the subject of the same court action or the same proceedings based on alleged infringements of patent rights or any other industrial or intellectual property rights of a third party pursuant to both Sub-paragraphs 14.5.1 and 14.5.2 hereof, ARIANESPACE and CUSTOMER shall jointly assume the defense and shall bear all damages, costs and expenses pro rata according to their respective liability. In the event of any problems in the implementing the pro rata allocation of the amounts referred to in the immediately preceding sentence, the Parties shall undertake in good faith to resolve such problems.

14.5.5	Neither Party’s execution or performance of this Agreement grants any rights to or under any of either Party’s respective patents, proprietary information, and/or data, to the other Party or to any third party, unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting Party.
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     ARTICLE 15 — INSURANCE
15.1	ARIANESPACE shall, for any particular Launch under this Agreement, take out an insurance policy at no cost to CUSTOMER, to protect itself and CUSTOMER against liability for property loss or damage and bodily injury that Third Parties may sustain and that is caused by the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components or any part thereof. Such insurance policy shall name as additional insureds:
1)	The Government of France.

2)	The Centre National d’Etudes Spatiales “C.N.E.S.” and any launching state as such term is defined in the Convention on International Liability for Damage Caused by Space Objects of 1972.

3)	The auxiliaries of any kind, whom ARIANESPACE and/or the C.N.E.S. would call for in view of the preparation and the execution of the launching operations.

4)	The European Space Agency “E.S.A.” but only in its capacity as owner of certain facility and/or outfits located at the Centre Spatial Guyanais in Kourou and made available to ARIANESPACE and/or to the C.N.E.S. for the purpose of the preparation and the execution of the launches.

5)	The firms, who have participated in the design and/or in the execution and/or who have provided the components of the Launch Vehicle, of its support equipment including propellants and other products either liquid or gaseous necessary for the functioning of the said Launch Vehicle, their contractors, sub-contractors and suppliers.

6)	CUSTOMER, its contractors and subcontractors and each of their respective officers, directors, legal representatives, managing director, employees, agents and interim staff and Third Party Customer(s) of ARIANESPACE on whose behalf ARIANESPACE executes the launch services as well as their co-contractors and sub-contractors.

7)	Provided they act within the scope of their duties, the officers and directors, legal representatives, managing director, employees, agents and interim staff employed by ARIANESPACE or by any of additional insured mentioned in the preceding sub-paragraphs from 1) to 6) (included)
15.2	The insurance referred to in Paragraph 15.1 shall come into effect as of the day of the Launch concerned, and shall be maintained for a period of the lesser of TWELVE (12) months or so long as all or any part of the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components remain in orbit.

15.3	The insurance policy shall be in the amount of [***] EUROS (€[***]). Irrespective of the value of the aforementioned insurance policy, ARIANESPACE shall settle all liabilities, and shall indemnify and hold CUSTOMER and its contractors and subcontractors and each of their respective officers, directors, legal representatives,

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managing director, employees, agents and interim staff, harmless for property damage and bodily injury arising from the Services when caused to Third Parties by the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components or any part thereof including during the period provided for in Paragraph 15.2 above for any amount in excess of the insured limits of said insurance policy. Upon expiration of the insurance in accordance with Paragraph 15.2, CUSTOMER shall settle all liabilities for property damage and bodily injury caused to third parties by the Satellite or any part thereof.
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     ARTICLE 16 — OWNERSHIP OF DOCUMENTS AND WRITTEN INFORMATION CONFIDENTIALITY/PUBLIC STATEMENTS
16.1	Title to all documents, data, and written information furnished to CUSTOMER by ARIANESPACE or its Associates during the performance of this Agreement shall remain exclusively with ARIANESPACE.

16.2	Title to all documents, data, and written information furnished to ARIANESPACE by CUSTOMER or its Associates during the performance of this Agreement shall remain exclusively with CUSTOMER or with said Associates as to their respective documents, data, and written information.

16.3	Each Party shall use the documents, data, and written information supplied to it by the other Party or the other Party’s Associates solely for the performance of this Agreement and any activities directly related thereto.

16.4	To the extent necessary for the performance of this Agreement, each Party shall be entitled to divulge to its own Associates the documents, data, and written information received from the other Party or from the other Party’s Associates in connection herewith, provided that such receiving person shall have first agreed to be bound by the nondisclosure and use restrictions of this Agreement.

16.5	Subject to the provisions of Paragraph 16.4, neither Party shall divulge any documents, data, or written information that it receives from the other Party or the other Party’s Associates if such documents and written information that are marked with an appropriate and valid proprietary or confidentiality legend from unauthorized disclosure except as provided herein, and shall protect such documents and written information in the same manner as the receiving Party protects its own confidential information; provided, however, that each Party shall have the right to use and duplicate such documents, data, and written information for any Party purpose subject to the nondisclosure requirements and use restrictions provided herein.

If the information disclosed by one Party to the other Party or by or to their respective Associates is deemed confidential by the disclosing Party or Associate and is verbal, not written, such verbal confidential information shall be identified prior to disclosure as confidential and, after acceptance by and disclosure to the receiving Party, shall be reduced to writing promptly, labelled confidential, but in no event later than TWENTY (20) days thereafter, and delivered to the receiving Party in accordance with this Paragraph.
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16.6	The obligation of the Parties to maintain the confidentiality of documents, data, and written information shall not apply to documents, data, and written information that :
-	are not properly marked as confidential;

-	are in the public domain;

-	shall come into public use, by publication or otherwise, and due to no fault of the receiving Party;

-	the receiving Party can demonstrate were legally in its possession at the time of receipt;

-	are rightfully acquired by the receiving Party from third parties;

-	with respect to ARIANESPACE information, are commonly disclosed by ARIANESPACE or its Associates;

-	with respect to ARIANESPACE information, are inherently disclosed in any product or provision of any service marketed by ARIANESPACE or its Associates;

-	are independently developed by the receiving Party;

-	are approved for release by written authorization of the disclosing Party; or

-	are required, but only to the extent necessary, to be disclosed pursuant to governmental or judicial order, in which event the Party concerned shall notify the other Party of any such requirement and the information required to be disclosed prior to such disclosure.
16.7	The provisions of this ARTICLE 16 shall survive the completion of performance of Services under this Agreement and shall remain in full force and effect until said documents, data, and written information become part of the public domain; provided, however that each Party shall be entitled to destroy documents, data, and written information received from the other Party, or to return such documents, data, or written information to the other Party, at any time after Launch (or after Reflight, if any).

16.8	This Agreement and each part hereof shall be considered to be confidential by both Parties. Any disclosure of the same by one Party shall require the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

Except for publication of the launch manifest, either Party shall obtain the prior written approval of the other Party only through such Party’s authorized representative concerning the content and timing of news releases, articles, brochures, advertisements, speeches, and other information releases concerning the work performed or to be performed hereunder by ARIANESPACE and its Associates. Each Party agrees to give the other Party reasonable advance notice for review of any material submitted to the other Party for approval under this Paragraph.
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     ARTICLE 17 — PERMITS AND AUTHORIZATIONS
17.1	ARIANESPACE shall be obligated to obtain and maintain all required licenses, permits, authorizations, or notices of non-opposition from all national or international, public or private authorities having jurisdiction over the Launch Vehicle and Launch Mission.

17.2	CUSTOMER shall also be obligated to obtain and maintain, or cause an Associate to obtain and maintain, all required licenses, government permits and authorizations, for delivery of the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch, from its country of origin to the Launch Base, and, the use of the Satellite’s ground stations.

17.3	ARIANESPACE agrees to assist and support CUSTOMER and its Associates, at no expense, with obtaining and maintaining the licenses, permits and/or authorizations required by Article 17.2, and any administrative matters related to the importation into French Guiana of the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch, and their storage and possible return, as well as to the entry, stay, and departure of CUSTOMER and its Associates.
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     ARTICLE 18 — TERMINATION BY CUSTOMER
18.1	CUSTOMER shall be entitled to terminate any particular Launch under this Agreement at any time prior to the Launch concerned. CUSTOMER’s right is not subject to any condition. Notice of termination shall be given by registered letter with acknowledgment of receipt, and termination shall take effect immediately upon receipt of such letter by ARIANESPACE.

18.2	In case of termination by CUSTOMER in accordance with Paragraph 18.1, ARIANESPACE shall be entitled for the Launch terminated to the following:
18.2.1	Basic termination fees depending of the date of termination as follows:

(xxx) (xxxi) Effective date of termination (xxxii)	(xxxiii) (xxxiv) Percentage of P

On or before C-[***]	[***]%
Between C-[***] Months and C[***]	[***]%
Between C-[***] Months and C-[***] Months	[***]%
After C-[***] Months	[***]%
Where:

P	means (i) the Launch Services price of the Launch terminated other than a Reflight, and (ii) the Guarantee Amount for a Reflight,

C	means for the Optional Launch when converted into either a Firm Launch or a Backup Launch, the first day of the initial Launch Period of the Launch concerned if no postponement has been requested by ARIANESPACE or otherwise the date obtained by adding to the first L of the Launch concerned the aggregate duration of Launch Period or Launch Slot postponement(s) requested by ARIANESPACE for such Launch pursuant to Sub-paragraph 11.3.1.1 of ARTICLE 11 of this Agreement.
18.2.2	Plus (i) any other amount(s) paid or due including, without limitation, or late payment interest under the Agreement at the effective date of termination, and (ii) the price of those Associated Services provided, at CUSTOMER’s cost, which have actually been performed as of the date of termination.

18.2.3	Termination fees are due by CUSTOMER to ARIANESPACE as of the effective date of termination and payable within THIRTY (30) days of receipt by CUSTOMER of the corresponding invoice from ARIANESPACE. Any amounts paid by CUSTOMER for the Launch concerned in excess of the above termination fees shall be refunded promptly by ARIANESPACE to CUSTOMER. For the purpose of this Sub-paragraph 18.2.3, in the case of a Reflight, the Guarantee Amount shall be deemed to have been a payment by CUSTOMER.

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18.3	Notwithstanding the foregoing, in the event that the aggregate of all postponements requested by ARIANESPACE under Sub-paragraph 11.3.1.1 of ARTICLE 11 of this Agreement should result in ARIANESPACE delaying a CUSTOMER’s particular Launch under this Agreement by more than [***] months (for any reason, including Events of Force Majeure), CUSTOMER shall have the right, within THIRTY (30) days of ARIANESPACE’s corresponding notice of postponement, to terminate the Launch concerned, in which case ARIANESPACE shall refund to CUSTOMER all payments made by CUSTOMER for said Launch within THIRTY (30) days from receipt by ARIANESPACE of CUSTOMER’s notice to that effect. In such an event, CUSTOMER shall be liable only for the payment of Associated Services performed, at CUSTOMER’s cost, for the Launch terminated prior to the date of termination. For the purpose of this Paragraph 18.3, in the case of a Reflight, the Guarantee Amount shall be deemed to have been a payment by CUSTOMER.

However, postponements resulting from (i) any replacement launch or reflight performed or to be performed by ARIANESPACE; and/or (ii) any damage caused by CUSTOMER and/or its Associates to the property of ARIANESPACE and/or the property of its Associates and/or (iii) any bodily injury (including death) caused by CUSTOMER and/or its Associates to ARIANESPACE and/or its Associates shall not be taken into account for the computation of the above mentioned [***] month period.

18.4	Reserved

18.5	CUSTOMER may terminate this Agreement at any time following the occurrence of one or more of the following events or conditions upon notice to ARIANESPACE:
18.5.1	ARIANESPACE: (i) files a voluntary petition of bankruptcy; (ii) makes a general assignment, arrangement or composition with or for the benefit of creditors; (iii) suffers or permits the appointment of a receiver for its business assets; (iv) becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for NINETY (90) days); (v) is liquidated or is delinquent on any material payment required pursuant to this Agreement for greater than THIRTY (30) days after written notice from CUSTOMER, except if ARIANESPACE is in good faith disputing the delinquency of the payment and the matter is referred to arbitration in accordance with the terms of ARTICLE 22.

18.5.2	In the circumstances defined in Sub-paragraph 18.5.1 of this ARTICLE 18, ARIANESPACE shall within THIRTY (30) days following receipt of CUSTOMER’s notice refund to CUSTOMER all payments made by CUSTOMER for the Launch so terminated. In such an event, CUSTOMER shall be liable only for the payment of Associated Services performed, at CUSTOMER’s cost, for the Launch terminated prior to the date of termination as invoiced by ARIANESPACE via submission of a certified accounting to CUSTOMER. For the purpose of this Paragraph 18.5, in the case of a Reflight, the Guarantee Amount shall be deemed to have been a payment by CUSTOMER.
18.6	Any notice of termination under this ARTICLE 18 shall be given by registered mail or recognized air courier, with proof of delivery. Any refund required under this Article 18

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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shall be in United States Dollars, by wire transfer of immediately available funds to an account designated by CUSTOMER.
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     ARTICLE 19 — TERMINATION BY ARIANESPACE
19.1	In the event that CUSTOMER fails to comply with the EDC payment obligation as stipulated in Paragraph 10.1.1, and does not pay within THIRTY (30) days after the date of receipt of ARIANESPACE written notice to that effect, ARIANESPACE shall be entitled to terminate the Optional Launch and ARIANESPACE shall be entitled to the Deposit as liquidated damages.

19.2	Except as stipulated in Paragraph 19.1 above, ARIANESPACE may not terminate this Agreement for any reason prior to CUSTOMER’s conversion of the Optional Launch.

19.3	In the event CUSTOMER converts the Optional Launch into either a Firm Launch or a Backup Launch, and in the event that CUSTOMER fails to comply with its undisputed payment obligations pursuant to the payment schedule and other payment dates set forth in this Agreement for a Launch under this Agreement, and does not pay within THIRTY (30) days after the date of receipt of a written notice to that effect ARIANESPACE shall be entitled to terminate the Launch concerned by registered letter with acknowledgment of receipt.

19.4	In the event of termination by ARIANESPACE pursuant to the provisions of Paragraph 19.3 the provisions of Paragraph 18.2 of ARTICLE 18 of this Agreement shall apply.
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     ARTICLE 20 — MISCELLANEOUS
20.1	Working language

All communications between the Parties and between CUSTOMER and its Associates on the Launch Base, and between ARIANESPACE and its Associates on the Launch Base with CUSTOMER’s personnel and that of its Associates, shall be made in English.

20.2	Notices

Unless expressly provided otherwise under this Agreement, all communications and notices to be given by one Party to the other in connection with this Agreement shall be in writing and in the language of this Agreement and shall be sent by registered mail, and if transmitted by telecopy or e-mail, shall be confirmed by registered letter to the following addresses (or to such address as a Party may designate by written notice to the other Party):

ARIANESPACE		CUSTOMER
Immeuble Ariane		ViaSat, Inc.
Boulevard de l’Europe		6155 El Camino Real
91000 EVRY		Carlsbad, CA 92009
FRANCE		USA

Attention :	Alexandre Mademba-Sy	Attention :	David Abrahamian
Telephone :	[***]	Telephone :	[***]
Fax :	[***]	Fax :	[***]
With a copy to:
		Attention :	Jared Flinn
		Telephone :	[***]
		Fax :	[***]
For the avoidance of doubt, ordinary course communications under this Agreement may occur by electronic mail, however formal notices shall be delivered only by registered mail or facsimile as provided above.

20.3	Waiver

Waiver on the part of either ARIANESPACE or CUSTOMER of any term, provision, or condition of this Agreement shall only be valid if made in writing and accepted by the other Party. Said acceptance shall not obligate the Party in question to waive its rights in connection with any other previous or subsequent breaches of this Agreement.

20.4	Headings

The headings and sub-headings used in this Agreement are provided solely for convenience of reference, and shall not prevail over the content of the Articles of this Agreement.

20.5	Assignment

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Neither Party shall be entitled to assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably withheld.

Notwithstanding the foregoing, CUSTOMER may assign or transfer, in whole and not in part, this Agreement or all its rights, duties, interests and obligations hereunder without ARIANESPACE’s approval (i) to an Affiliate, provided that such Affiliate has sufficient financial resources or funding to fulfill CUSTOMER’s obligations under this Agreement; (ii) to any entity which, by way of merger, consolidation, or any similar transaction involving the acquisition of substantially all the stock or the entire business assets of CUSTOMER relating to the subject matter of this Agreement succeeds to the interests of CUSTOMER; provided in each case that, prior to such assignment or transfer, the Affiliate, assignee, transferee, or successor to CUSTOMER has expressly assumed in a commercially reasonable document all the obligations of CUSTOMER and all terms and conditions applicable to CUSTOMER under this Agreement; or (iii) to any Affiliate or joint venture associate of CUSTOMER not meeting the requirements of item (i) above, provided that CUSTOMER executes the Guaranty Agreement attached hereto as Annex 5.

In addition, and notwithstanding the foregoing, CUSTOMER shall have the right, without ARIANESPACE’s approval, to assign or grant security interests in this Agreement as security for any bona fide financing related to the subject matter of this Agreement, provided in the case of any assignment of this Agreement to any party, other than a lender or other financing party or agent or trustee for any such lender or financing party (and other than as permitted in this Paragraph 20.5 above), ARIANESPACE consents to such assignment, which consent shall not be unreasonably delayed or withheld.

Notwithstanding the CUSTOMER’s right of assignment or transfer above, CUSTOMER shall not be permitted, without ARIANESPACE’s prior consent, to assign its rights, title, interests or obligations under this Agreement with respect to the Optional Launch to any entity other than whom the entire Agreement is assigned or transferred.

Except as provided above, any attempt to assign or transfer any rights, duties, interests and obligations hereunder without the other Party’s prior consent shall be null and void.

20.6	Entire Agreement and Modifications

This Agreement constitutes the entire understanding between the Parties, and supersedes all prior and contemporaneous discussions between the Parties with respect to the subject matter of this Agreement. Neither Party shall be bound by the conditions, warranties, definitions, statements, or documents previous to the execution of this Agreement, unless this Agreement makes express reference thereto. Any actions subsequent to the execution of this Agreement undertaken pursuant to an agreement shall be in writing and signed by duly authorized representatives of each of the Parties, which agreement shall expressly state that it is an amendment to this Agreement.

20.7	Registration of CUSTOMER’s Satellite

CUSTOMER shall be responsible to ensure that the Satellite is properly registered by a state of registry in accordance with the Convention on Registration of Objects Launched
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into Outer Space of 1974 either (i) directly, if CUSTOMER is a state or the state designated by an international intergovernmental organization for the purposes of registration, or (ii) if CUSTOMER is not a state, through a state having jurisdiction and control over CUSTOMER.
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ARTICLE 21 — APPLICABLE LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without giving effect to its conflict of law rules. The provisions of the United Nations Convention for the International Sale of Goods shall not be applicable to this Agreement.
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     ARTICLE 22 — ARBITRATION
In the event of any dispute arising out of or relating to this Agreement, the Parties shall use their reasonable efforts to reach an amicable settlement. If an amicable settlement cannot be achieved, the dispute shall be referred to the President of ARIANESPACE and of CUSTOMER, who will use their reasonable efforts to reach a settlement. Should an amicable settlement fail, the dispute (including disputes relating to the validity, scope, and enforceability of this paragraph) shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce (“I.C.C.”) in New York City, New York by THREE (3) arbitrators appointed in accordance with the then existing rules of the I.C.C. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final, conclusive and binding, and the execution thereof may be entered in any court having jurisdiction. The arbitrators’ fees and costs shall be divided evenly amongst the Parties, provided that each Party shall bear their own attorneys’ fees and costs expended in the arbitration.
Notwithstanding any other provision, expressed or implied in this Agreement, and without prejudice to ARIANESPACE’S rights under Paragraph 10.4 of this Agreement, pending resolution of any such dispute, ARIANESPACE shall continue to perform its obligations under this Agreement unless otherwise directed by CUSTOMER and as far as such performance is not prevented by the nature or cause of the dispute itself.
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     ARTICLE 23 — EFFECTIVE DATE
This amended and restated Agreement shall take effect after signature by the TWO Parties.
Executed in Paris,
On May 7th, 2009
In two (2) originals

ARIANESPACE	CUSTOMER

Name : Jean-Yves LE GALL	Name : David Abrahamian
Title : Chairman & CEO	Title : Director, Space Systems Contracts
Date : May 7, 2009	Date : May 7, 2009
Signature /s/ J. Y. LE GALL	Signature /s/ David Abrahamian
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